Exhibit 99.1 (a)

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED

FINANCIAL REPORT

At June 30, 2007 and
For the Years Ended June 30, 2007 and 2006

KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET - BROOKLYN, NY 11223 - TEL (347) 408-0693 - FAX (347) 602-4868 - EMAIL :KEITHZHEN@GMAIL.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Harbin Humankind Biology Technology Co., Limited

We have audited the accompanying balance sheet of Harbin Humankind Biology Technology Co., Limited as of June 30, 2007 and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbin Humankind Biology Technology Co., Limited as of June 30, 2007, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company incurred operating losses for each of the years in the two-year period ended June 30, 2007, and had a working capital deficiency as of June 30, 2007.  These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the financial statements, the accompanying statements of cash flows for the years ended June 30, 2007 and 2006 has been restated.

/s/Keith K. Zhen, CPA
Keith K. Zhen, CPA
Brooklyn, New York
September 3, 2007 (Except for Note 1, June 4, 2008)

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
BALANCE SHEET

June 30,
2007
ASSETS
Current Assets:
Cash and cash equivalents	$8,297
Prepaid expenses (Note 6)	35,521
Inventory (Note 7)	9,733
Total current assets	53,551

Property and Equipment, net (Note 8)	873,951

Purchased Pharmaceutical Patents	410,792

Land use right, net (Note 9)	637,261

Total Assets	$1,975,555

LIABILITIES AND OWNERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses (Note 10)	$320,758
Due to a former owner (Note 11)	431,203
Total Current Liabilities	751,961

Owners' Equity:
Registered capital	60,408
Additional paid-in capital	1,318,922
Accumulated deficiency	(166,715)
Accumulated other comprehensive income	10,979
Owners' Equity	1,223,594
Total Liabilities and Owners' Equity	$1,975,555

See Notes to Financial Statements

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	June 30,	June 30,
	2007	2006
Revenues
Sales	$16,864	$35,321
Costs of Sales	18,146	23,048
Gross Profit (Loss)	(1,282)	12,273

Operating Expenses

General and administrative expenses
Payroll and employees benefits	6,724	1,727
Consultant fees	19,302	-
Professional fees	43,317	87
Depreciation expenses	15,463	-
Amortization expenses	13,506	13,080
Research and development costs	-	32,841
Travel and entertainment	1,392	697
Other general and administrative expenses	5,776	3,300
Total Operating Expenses	105,480	51,732

Loss from Operation	(106,762)	(39,459)

Provision for Income Tax	-	-

Net Loss	(106,762)	(39,459)

Other Comprehensive Income
Effects of Foreign Currency Conversion	9,716	1,263

Comprehensive Loss	$(97,046)	$(38,196)

See Notes to Financial Statements

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
STATEMENTS OF CHANGES IN OWNERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2007 AND 2006

				Accumulated
		Additional	Retained	Other
	Registered	Paid-in	Earnings	Comprehensive
	Capital	Capital	(Deficit)	Income	Totals

Balances at July 1, 2005	$60,408	$-	$(20,494)	$-	$39,914

Net income (loss)	-	-	(39,459)	1,263	(38,196)
Balances at June 30, 2006	60,408	-	(59,953)	1,263	1,718

Additional paid-in capital converted from a former owner's loans	-	1,318,922	-	-	1,318,922

Net income	-	-	(106,762)	-	(106,762)

Other comprehensive income	-	-	-	9,716	9,716
Balances at June 30, 2007	$60,408	$1,318,922	$(166,715)	$10,979	$1,223,594

See Notes to Financial Statements

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	June 30,	June 30,
	2007	2006
	(Restated)	(Restated)

Operating Activities

Net income (loss)	$(106,762)	$(39,459)
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Depreciation	15,463	-
Amortization	13,506	13,080
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	1,580	(1,580)
(Increase)/Decrease in prepaid expenses	(35,521)	1,285
(Increase)/Decrease in inventory	2,746	1,937
Increase/(Decrease) in accounts payable and accrued expenses	45,587	(3,274)
Net cash provided (used) by operating activities	(63,401)	(28,011)

Investing Activities

Purchase of pharmaceutical patents	(258,860)
Purchase of fixed assets	(453,023)	(233,111)
Net cash (used) by investing activities	(711,883)	(233,111)

Financing Activities

Loans from a former owner	775,067	289,061
Net cash provided (used) by financing activities	775,067	289,061

Increase (decrease) in cash	(217)	27,939
Effects of exchange rates on cash	(7,718)	(21,220)
Cash at beginning of period	16,232	9,513
Cash at end of period	$8,297	$16,232

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-	$-
Income taxes	$-	$-

Supplemental Cash Flow Information:
Non-cash investing activities:

Accounts payable related to purchase of Pharmaceutical patents	$151,932	$-
Accounts payable related to purchase of fixed assets	$30,804	$85,637
Related party loan converted to equity	1,318,922	-

See Notes to Financial Statements

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS

Note 1 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company’s previously issued financial statements were reviewed by the United States Securities and Exchange Commission (the "Commission"). During the course of the Commission’s review, the Commission issued comment letters to which we provided responses and amended our financial statements per such comments.  Management also believes such restatements reflect corrections of errors and omissions of material disclosures in the historical financial statements, in accordance with US GAAP.

In the previously issued report, we included the non-cash portion of the purchase of pharmaceutical patents and fixed assets in the statement of cash flows.  We now have concluded that we should exclude the increase in accounts payable which was attributable to the purchase of pharmaceutical patents and fixed assets from cash provided by operating activities.  Therefore, we exclude an increase of $151,932 in accounts payable due to non-cash portion of purchase of pharmaceutical patents; and an increase of $30,804 in accounts payable due to non-cash portion of purchase of fixed assets from cash proved by operating activities in 2007.  We also exclude an increase of $85,637 in accounts payable due to non-cash portion of purchase of fixed assets from cash provided by operating activities in 2006.

We also added Note 14 to disclose major customers.

These adjustments had no effect in the shareholders' equity as of June 30, 2007 and 2006, respectively.

These adjustments had no effect on the balance sheet as of June 30, 2007, and the statements of operations and the statements of changes in shareholders' equity in the years ended June 30, 2007 and 2006, respectively.

The following tables present the impact of the adjustments and restatements on a condensed basis:

	Amount Previously
	Reported	As Adjusted

Statement of cash flows for the year ended June 30, 2007

Net income (loss)	$(106,762)	$(106,762)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation	15,463	15,463
Amortization	13,506	13,506
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	1,580	1,580
(Increase)/Decrease in prepaid expenses	(35,521)	(35,521)
(Increase)/Decrease in inventory	2,746	2,746
Increase/(Decrease) in accounts payable and accrued expenses	76,391	45,587
Net cash provided (used) by operating activities	(32,597)	(63,401)

Investing Activities

Purchase of pharmaceutical patents	(258,860)	(258,860)
Purchase of fixed assets	(483,827)	(453,023)
Net cash (used) by investing activities	(742,687)	(711,883)

Financing Activities

Loans from a former owner	775,067	775,067
Net cash provided (used) by financing activities	775,067	775,067

Increase (decrease) in cash	(217)	(217)
Effects of exchange rates on cash	(7,718)	(7,718)
Cash at beginning of period	16,232	16,232
Cash at end of period	$8,297	$8,297

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 1 - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (continued)

	Amount Previously
	Reported	As Adjusted

Statement of cash flows for the year ended June 30, 2006

Net income (loss)	$(39,459)	$(39,459)
Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:
Depreciation	-	-
Amortization	13,080	13,080
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	(1,580)	(1,580)
(Increase)/Decrease in prepaid expenses	1,285	1,285
(Increase)/Decrease in inventory	1,937	1,937
Increase/(Decrease) in accounts payable and accrued expenses	82,363	(3,274)
Net cash provided (used) by operating activities	57,626	(28,011)

Investing Activities

Purchase of pharmaceutical patents	-	-
Purchase of fixed assets	(318,748)	(233,111)
Net cash (used) by investing activities	(318,748)	(233,111)

Financing Activities

Loans from a former owner	289,061	289,061
Net cash provided (used) by financing activities	289,061	289,061

Increase (decrease) in cash	27,939	27,939
Effects of exchange rates on cash	(21,220)	(21,220)
Cash at beginning of period	9,513	9,513
Cash at end of period	$16,232	$16,232

Note 2 - ORGANIZATION AND BUSINESS BACKGROUND

Harbin Humankind Biology Technology Co., Limited ("Humankind" or the "Company") was incorporated in Harbin City, Heilongjiang Province, the People's Republic of China (the "PRC") on December 14, 2003, as a limited liability company under the Company Law of PRC.  The Company is engaged in the business of production and distribution of health food.  The Company currently plans on becoming involved in the business of sales and manufacturing of pharmaceutics approved for sale in PRC.  There is no assurance, however, that the Company will achieve this objective or goal.

Note 3 - CONTROL BY PRINCIPAL OWNERS

The directors, executive officers, their affiliates and related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding capital of the Company. Accordingly, directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including approving significant expenses, increasing the authorized capital stock and the dissolution, merger or sale of the Company's assets.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 4 - GOING CONCERN

The Company incurred comprehensive losses of $97,046 and $38,196 for the fiscal years ended June 30, 2007 and 2006, respectively.  In addition, the Company had a working capital deficiency of $698,410 at June 30, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds required during the next year or thereafter will be generated from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital resulting from the inability to generate cash flow from operations or to raise capital from external sources would force the Company to substantially curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company’s existing owners.

The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

During the period December 14, 2003 (inception) through June 30, 2007, the Company relied heavily for its financing needs on its former majority owner, Mr. Xin Sun. Loans from Mr. Sun have been disclosed in the Note 10 to the financial statements.

Note 5 - SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the “Accounting Principles of China” (“PRC GAAP”). Certain accounting principles, which are stipulated by US GAAP, are not applicable in the PRC GAAP. The difference between PRC GAAP accounts of the Company and its US GAAP financial statements is immaterial.

Fiscal Year End

The fiscal year end of the Company’s accounts are maintained at December 31 pursuant the PRC GAAP. The Company has selected June 30 as its fiscal year end. Accordingly, the Company’s financial statements have been adjusted to reflect the fiscal year end as June 30.

Translation of Foreign Currencies

The Company maintains its books and accounting records in PRC currency “Renminbi” (“RMB”), which is determined as the functional currency. Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (“PBOC”) prevailing at the date of the transactions. Foreign currency exchange gain and losses resulting from these transactions are included in operations. Monetary assets and liabilities denominated in currencies other than RMB are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. Exchange differences are included in the statements of changes in owners’ equity.

The Company’s financial statements are translated into the reporting currency, the United States Dollar (“US$”). Assets and liabilities of the Company are translated at the prevailing exchange rate at each reporting period end. Contributed capital accounts are translated using the historical rate of exchange when capital is injected. Income and expense accounts are translated at the average rate of exchange during the reporting period. Translation adjustments resulting from translation of these financial statements are reflected as accumulated other comprehensive income (loss) in the owners’ equity.

Translation adjustments resulting from this process amounted to $10,979 and $12,630 as of June 30, 2007 and 2006, respectively. The balance sheet amounts with the exception of equity at June 30, 2007 were translated at 7.62 RMB to $1.00 USD as compared to 7.98 RMB at June 30, 2006. The equity accounts were stated at their historical rates. The average translation rates applied to income statement accounts for the fiscal years ended June 30, 2007 and 2006 were 7.82 RMB and 8.08 RMB, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less at the time of purchase.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and determined based on managements’ assessment of known requirements, aging of receivables, payment history, the customer’s current credit worthiness, and the economic environment. When a specific accounts receivable balance is deemed uncollectible, a charge is taken to this reserve. Recoveries of balances previously written off are also reflected in this reserve.

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value at June 30, 2007 due to the relatively short-term nature of these instruments.

Prepaid Expenses

Prepaid expenses principally include advances to raw material supplier and equipment manufactures

Inventory

Inventories are stated at the lower of cost or market using the weighted average method. The Company reviews its inventory on a regular basis for possible obsolete goods or to determine if any reserves are necessary for potential obsolescence. No reserves was made in the fiscal years ended June 30, 2007 and 2006, respectively.

Valuation of Long-Lived Assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Maintenance, repairs and minor renewals are expensed as incurred; major renewals and improvements that extend the lives or increase the capacity of plant assets are capitalized.

When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the reporting period of disposition.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets without residual value. The percentages or depreciable life applied are:

Building and warehouses	20 to 30 years
Machinery and equipment	7 to 15 years
Office equipment and furniture	5 years

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Purchased Pharmaceutical Patent

On June 9, 2007, the Company entered into a Purchase Agreement, pursuant to which the Company agreed to purchase 19 pharmaceutical patents from a third party for $410,792 (RMB ¥ 3,180,000). As of June 30, 2007, the Company has paid the seller $257,860 (RMB ¥ 2,000,000), and agreed to pay the balance by December 31, 2007.

Pursuant to the applicable law and regulations in PRC, pharmaceutical patent transaction has to be approved by the Food and Drug Administration (“FDA”) of PRC. The Company will submit the transaction application to the province FDA, which in turn will submit the application to the nation FDA. The Management believes the nation FDA will approve the transaction. However, the Company’s performance will be significantly and negatively affected if the nation FDA disapproves the transaction. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company recorded the pharmaceutical patents at the purchase price and amortize the costs over their estimated beneficial period, 10 years, using the straight-line method with no residual value.

Land Use Right

All land belongs to the State in PRC. Enterprises and individuals can pa the State a fee to obtain a right to use a piece of land for commercial purpose or residential purpose for an initial period of 50 years or 70 years, respectively. The land use right can be sold, purchased, and exchanged in the market. The successor owner of the land use right will reduce the amount of time which has been consumed by the predecessor owner. On June 7, 2004, the Company enter into a Purchase Contract with the local government, pursuant to which the Company agreed to purchase the right to use a piece of land, approximately 8 acre, located in the Harbin County, Heilongjiang Province for commercial purpose and a fifty-year period June 7, 2004 through June 6, 2054, for $637,261 (RMB ¥5,248,000), which the Company has fully paid to the seller on June 13, 2004. The Department of Housing and Urban Development (“HUD”) of Harbin City approved this transaction. The Company is in the process of applying the title certificate from the local government. The Company recorded the land use right at its purchase price. The cost of the land use right is amortized over its prospective beneficial period, using the straight-line method with no residual value. The Company’s production facilities and office are located in this piece of land.

Revenue Recognition

The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to unaffiliated customer or services are performed in accordance with terms of the agreement, title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company’s experience.

Research and Development Costs

Research and development costs relating to the development of new products and processes, including significant improvements and refinements to existing products, are expensed when incurred. The Research and development cost was $0 and $32,841 for the fiscal year ended June 30, 2007 and 2006, respectively.

Advertising Costs

Advertising costs are expensed as incurred and included as part of selling and marketing expenses in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 93-7, “Reporting for Adverting Costs”. Advertising costs was immaterial for the fiscal years ended June 30, 2007 and 2006, respectively.

Sales Taxes and Sales-related Taxes

Pursuant to the tax law and regulations of PRC, the Company is obligated to pay totally 6.66% of gross sales as sales tax and sales-related taxes.

Income Taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statements of changes in owners’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence. Related parties may be individuals or other entities.

Pension and Employee Benefits

Full time employees of the PRC entities participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to accrue for these benefits based on certain percentages of the employees’ salaries. The Management believes full time employees who have passed the probation period are entitled to such benefits. The total provisions for such employee benefits were $239, and $232 for the fiscal years ended June 30, 2007 and 2006, respectively.

Statutory Reserves

Pursuant to the applicable laws in PRC, PRC entities are required to make appropriations to three non-distributable reserve funds, the statutory surplus reserve, statutory public welfare fund, and discretionary surplus reserve, based on after-tax net earnings as determined in accordance with the PRC GAAP, after offsetting any prior years ’ losses. Appropriation to the statutory surplus reserve should be at least 10% of the after-tax net earnings until the reserve is equal to 50% of the Company’s registered capital. Appropriation to the statutory public welfare fund is 5% to 10% of the after-tax net earnings. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. No appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. Since the Company has been accumulating deficiency, no statutory surplus reserve fund and statutory public welfare reserve fund have been made since its inception.

Segment Reporting

SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company currently operates in one principal business segment; therefore segment disclosure is not presented.

Recent Accounting Pronouncements

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statements errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company ’ s financial statements and the related financial statement disclosures. SAB No. 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No. 108 would have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132®” (“SFAS 158”). SFAS 158 requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. The standard also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The adoption of SFAS 158 is not expected to have a material effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” SFAS No. 157 defines fair values, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 25, 2007, and interim periods within those fiscal years. Earlier application is encouraged provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period with that fiscal year. The provisions of this statement should be applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the impact of adopting SFAS No. 157 on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The Company is currently assessing whether adoption of this Interpretation will have an impact on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“FAS 156”), which amends SFAS No. 140. FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption being permitted. The adoption of SFAS No. 156 did not have a material effect on the Company’s financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140.” SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The adoption of SFAS No. 155 had no impact on the Company’s financial position or results of operations.

Note 6 - PREPAID EXPENSES

Prepaid expenses consists of the following:

June 30, 2007

Advance to equipment	$29,841
Advance to raw material suppliers	5,680
Total prepaid expenses	$35,521

Note 7 - INVENTORIES

Inventories consist of following:

June 30, 2007

Raw materials	$8,733
Supplies and packing materials	1,000
Total inventory	$9,733

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 8 - PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

June 30, 2007

Building and warehouses	$774,044
Machinery and equipment	117,438
497
891,979
Less: Accumulated depreciation	(18,028)
Total	$873,951

Depreciation expense charged to operations was $15,463 and $0 for the fiscal years ended June 30, 2007 and 2006, respectively.

Note 9 - LAND USE RIGHT

The following is a summary of land use right, less amortization:

June 30, 2007

Land use right	$677,937
Less: Amortization	(40,676)
$637,261

Amortization expense charged to operations was $13,506 and $13,080 for the fiscal years ended June 30, 2007 and 2006, respectively.

Note 10 - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of following:

June 30, 2007

Accounts payable to equipment manufacturers	$123,881
Accounts payable to the seller of pharmaceutical patents	152,432
Accrued professional fees	43,485
Accrued employee benefit expenses	960
320,758

Note 11 - DUE TO A FORMER OWNER

“Due to a former owner" represents temporary short-term loans from a former majority owner, Mr. Sun, Xin, a PRC citizen. These loans are unsecured, non-interest bearing and have no fixed terms of repayment, therefore, deemed payable on demand. Cash flows classified as due to a former owner are classified as cash flows from financing activities. The total borrowings from Mr. Sun was $775,067 and $289,061 in the fiscal years ended June 30, 2007 and 2006, respectively.

Mr. Sun was one of the founders of the Company and owned 60% equity ownership interest in the Company until he transferred his equity ownership interest to Mr. Kai Sun, a PRC citizen, in May 2007.

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 12 - OWNERS' EQUITY

In accordance with the Articles of Incorporation of the Company, the registered capital at the date of incorporation of December 14, 2003 was $60,408 (RMB ¥500,000), which was fully contributed by the founders upon formation of the Company, and was certified by the Industrial and Commercial Administration Bureau of Harbin City as indicated on the Company's business license issued by such agency.

In December 2006, the former majority owner, Mr. Xin Sun converted his loans to the Company into additional paid-in capital, totaling, $1,318,922 (RMB ¥10,288,000).

Note 13 - INCOME TAX

All Chinese enterprises are governed by the PRC Income Tax Law and various local income tax laws, pursuant to which a company generally is subject to an income tax at an effective rate of 33% (30% national income tax and 3% local income tax) on income as reported in its statutory financial statements after appropriate tax adjustments.

The provision for income taxes consisted of the following:

For the Fiscal Year Ended June 30,
	2007	2006

Provision for PRC national income tax	$--	$--
Provision for PRC local income tax	--	--
Total provision for income taxes	$--	$--

The following table reconciles the PRC statutory rates to the Company’s effective tax rate:

	For the Fiscal Year Ended June 30,
	2007	2006

PRC national income tax rate	30.00%	30.00%
PRC local income tax rate	3.00%	3.00%
Effective income tax rate	33.00%	33.00%

HARBIN HUMANKIND BIOLOGY TECHNOLOGY CO., LIMITED
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 14 - MAJOR CUSTOMERS (restated)

	Name of Customer	Products Sold	Sales in 2007	% of Sales in 2007	Sales in 2006	% of Sales in 2006

1	Hei Long Jiang Jia Di	Propolis, Soybean	2,529.60	15.00%	6,004.57	17.00%
	Biology Technology	Isoflavone, Chinese
	Limited Liability Company	Forest Frog Oil, Sea-
		Buckthorn Oil
2	Harbin Zhong Tai	Propolis, Soybean	2,108.00	12.50%	5,298.15	15.00%
	Pharmaceutical Co., Ltd.	Isoflavone, royal jelly,
		Lobed Kudzuvine Root
3	Ha Yao Group Medicine	Bitter bee, Soybean	1,939.36	11.50%	4,768.34	13.50%
	Supply & Marketing	Isoflavone, Chinese
	Company	Forest Frog Oil, royal
4	Harbin Industry Yi Kang	Propolis Aweto, propolis,	1,939.36	11.50%	3,885.31	11.00%
	Biology Technology Co.,	Lecithin, Xin Gai Te
	Ltd.
5	Hei Long Jiang Tie Li	Hairy Antler, Deer Heart	1,517.76	9.00%	2,472.47	7.00%
	Shan Special Local	blood, Deer Fetus,
	Product Co., Ltd.	Chinese Forest Frog Oil
6	Hei Long Jiang Jin Chen	Propolis Gingko,Tang	1,349.12	8.00%	2,472.47	7.00%
	Ai Pu Kang Biology	Kang
	Technology Co., Ltd.
7	Hei Long Jiang Yi Chun	Hairy Antler, Deer Heart	1,096.16	6.50%	2,119.26	6.00%
	Shan Special Local	blood, Deer Fetus,
	Product Co., Ltd.	Chinese Forest Frog Oil
8	Bei Jing Hong Bao De	Seal Oil, Xin Cheng Cao	927.52	5.50%	1,766.05	5.00%
	Long Trading Center
9	Ha Yao Group Shi Yi Tang Health Product Co., Ltd.	Silver Bee, Lecithin, Xin Gai Te	843.2	5.00%	1,059.63	3.00%
10	He Nan DaYu Pharmaceutical Co., Ltd.	Xin Gai Te, Run Chao	758.88	4.50%	1,059.63	3.00%
11	Other Customers		1,855.04	11.00%	4,415.13	12.50%

	TOTAL		16,864.00	100.00%	35,321,00	100%

Note 15- COMMITMENTS AND CONTINGENCIES

The Company’s assets are located in PRC and revenues are derived from operations in PRC.

In terms of industry regulations and policies, the economy of PRC has been transitioning from a planned economy to market oriented economy. Although in recent years the Chinese government has implemented measures emphasizing the utilization of market forces for economic reforms, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in PRC are still owned by the Chinese government. For example, all lands are state owned and are leased to business entities or individuals through governmental granting of Land Use Rights. The granting process is typically based on government policies at the time of granting and it could be lengthy and complex. This process may adversely affect our company’s future manufacturing expansions. The Chinese government also exercises significant control over PRC’s economic growth through the allocation of resources and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures.

The Company faces a number of risks and challenges not typically associated with companies in North America and Western Europe, since its assets exist solely in the PRC, and its revenues are derived from its operations therein. The PRC is a developing country with an early stage market economic system, overshadowed by the state. Its political and economic systems are very different from the more developed countries and are in a state of change. The PRC also faces many social, economic and political challenges that may produce major shocks and instabilities and even crises, in both its domestic arena and in its relationships with other countries, including the United States. Such shocks, instabilities and crises may in turn significantly and negatively affect the Company’s performance.

Exhibit 99.1 (b)

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)

FINANCIAL REPORT

At July 31, 2007 and
for the period July 20, 2007 (inception) through July 31, 2007

KEITH K. ZHEN, CPA
CERTIFIED PUBLIC ACCOUNTANT
2070 WEST 6TH STREET - BROOKLYN, NY 11223 - TEL (347) 408-0693 - FAX (347) 602-4868 – EMAIL :KEITHZHEN@GMAIL.COM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
China Health Industries Holdings Limited
(A development stage company)

We have audited the accompanying balance sheet of China Health Industries Holdings Limited (a development stage company) as of  July 31, 2007 and the related statements of income, stockholders' equity and comprehensive income, and cash flows for the period July 20, 2007 (inception) through July 31,  2007.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of China Health Industries Holdings Limited (a development stage company) as of  July 31, 2007 and the results of its operations and its cash flows for the period July 20, 2007 through July 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had an accumulated deficit of $1,250 as of July 31, 2007.   This factor raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning this matter are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Keith K. Zhen, CPA
Keith K. Zhen, CPA
Brooklyn, New York
August 27, 2007

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
BALANCE SHEET

July 31,
2007
ASSETS

Current Assets:
Cash	$30
Total Current Assets	30

Total Assets	$30

LIABILITIES AND STOCKHOLDERS' EQUITY

Stockholders' Equity:
Common stock, par value $0.1280 (HK$1.00), 10,000 shares authorized;
10,000 shares issued and outstanding as of July 31, 2007	1,280
Accumulated deficiency	(1,250)
Stockholders' deficiency	30
Total Liabilities and Stockholders' Deficiency	$30

See Notes to Financial Statements

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
STATEMENTS OF OPERATIONS

For the Period
July 20, 2007
(inception) through
July 31,
2007

Revenues
Sales	$-
Costs of Sales	-
Gross Profit	-

Operating Expenses
General and administrative expenses	1,250
Total Operating Expenses	1,250

Income (Loss) from Operation	(1,250)

Other Income (Expenses)	-

Income (Loss) before Provision for Income Tax	(1,250)

Provision for Income Tax	-

Net Income (Loss)	(1,250)

Other Comprehensive Income (Loss)
Effects of Foreign Currency Conversion	-

Comprehensive Income (Loss)	$(1,250)

Basic and fully diluted earnings (loss) per share	$(0.125)

Weighted average shares outstanding	10,000

See Notes to Financial Statements

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR PERIOD FROM JULY 20, 2007 (INCEPTION) THROUGH JULY 31, 2007

					Accumulated
	Common Stock		Additional	Retained	Other
	Par Value $0.1280 (HK$1.00)		Paid-in	Earnings	Comprehensive
	Shares	Amount	Capital	(Deficit)	Income	Totals
Balances at
the date of inception
July 20, 2007	1	$1	$-	$-	$-	$1

Proceeds from issuance of
common stock	9,999	1,279	-	-	-	1,279

Net income (loss)	-	-	-	(1,250)	-	(1,250)
Balances at
December 31, 2004	10,000	$1,280	$-	$(1,250)	$-	$30

See Notes to Financial Statements

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR PERIOD FROM JULY 20, 2007 (INCEPTION) THROUGH JULY 31, 2007

For the Period
July 20, 2007
(inception) through
July 31,
2007
Operating Activities

Net income (loss)	$(1,250)

Adjustments to reconcile net income (loss) to
net cash provided (used) by operating activities:

Changes in operating assets and liabilities:	-

Net cash provided (used) by operating activities	(1,250)

Investing Activities

Net cash (used) by investing activities	-

Financing Activities

Proceeds from issuance of common stock	1,280
Net cash provided (used) by financing activities	1,280

Increase (decrease) in cash	30

Cash at beginning of period	-
Effects of exchange rates on cash	-
Cash at end of period	$30

Supplemental Disclosures of Cash Flow Information:
Cash paid (received) during year for:
Interest	$-
Income taxes	$-

See Notes to Financial Statements

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

Note 1 - ORGANIZATION AND BUSINESS BACKGROUND

China Health Industries Holdings Limited ("China Health" or the "Company") was incorporated on July 20, 2007 in Hong Kong under the Companies Ordinance as a limited liability company. The Company was formed for the purpose of seeking and consummating a merger or acquisition with a business entity organized as a private corporation, partnership, or sole proprietorship as defined by Statement of Financial Accounting Standards (SFAS) No. 7.

The Company is considered to be a development stage company, as it has not generated revenue from operations.

Note 2 - GOING CONCERN

As of July 31, 2007, the Company incurred an accumulated deficit of $1,250 since its inception. This factor raises substantial doubt about its ability to continue as a going concern. Management has taken actions to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. The Company is actively pursuing additional funding and a potential merger or acquisition candidate and strategic partners, which would enhance stockholders' investment. Management believes that these actions will allow the Company to continue operations through the next fiscal year.

Note 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP") and are presented in US dollars.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, deposits in banks with maturities of three months or less, and all highly liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less,

Concentrations of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains its cash and cash equivalents with high-quality institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally these deposits may be redeemed upon demand and therefore bear minimal risk.

Fair Value of Financial Instruments

The carrying value of financial instruments including cash and cash equivalents, receivables, accounts payable and accrued expenses, approximates their fair value due to the relatively short-term nature of these instruments.

Valuation of Long-Lived assets

The Company periodically analyzes its long-lived assets for potential impairment, assessing the appropriateness of lives and recoverability of unamortized balances through measurement of undiscounted operating cash flows on a basis consistent with accounting principles generally accepted in the United States of America.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(continued)

Revenue Recognition

Revenues are recognized when finished products are shipped to unaffiliated customer's, both title and the risks and rewards of ownership are transferred or services have been rendered and accepted, and collectibility is reasonably assured and pricing is fixed or determinable.

Advertising Costs

Advertising costs will be expensed as incurred and included as part of selling and marketing expenses in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-7, "Reporting for Adverting Costs." The Company did not incur any advertising costs during the period July 20, 2007 through July 31, 2007.

Research and Development Costs

Research and development costs will be charged to expense as incurred. The Company did not incur any research and development costs during the period July 20, 2007 through July 31, 2007.

Income Taxes

The Company accounts for income tax using SFAS No 109 "Accounting for Income Taxes", which requires the asset and liability approach for financial accounting and reporting for income taxes Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Comprehensive Income

Statement of Financial Accounting Standards (SFAS) No 130, "Reporting Comprehensive Income," establishes standards for repotting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statement of changes in shareholders' equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

Related Parties

For the purposes of these financial statements, parties are considered to be related if one party has the ability, directly or indirectly, to control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Company and the party are subject to common control or common significant influence.. Related parties may be individuals or other entities.

Foreign Currency Translation

The Company maintains its books and accounting records in Hong Kong Dollar ("HKD" or "HK$") , which is determined as the functional currency Transactions denominated in currencies other than HKD are translated into HKD at the exchange rates prevailing at the date of the transactions. Gain and losses resulting from foreign currency transactions are included in operations Monetary assets and liabilities denominated in currencies other than HKD are translated into HKD using the applicable exchange rates at the balance sheet dates Exchange differences are included in the statements of changes in shareholders' equity.

The Company's financial statements are translated into the reporting currency, the United States Dollar ("US$"). Assets and liabilities of the Company are translated at the prevailing exchange rate at each reporting period end Contributed capital accounts are translated using the historical rate of exchange when capital is injected Income and expense accounts are translated at the average rate of exchange during the reporting period. Translation adjustments resulting from translation of these financial statements are reflected as accumulated other comprehensive income (loss) in the shareholders' equity.

Earnings (Loss) Per Share

The Company reports earnings per share in accordance with the provisions of SFAS No 128, "Earnings Per Share" SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share.  Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are no potentially dilutive securities for the period July 20, 2007 through July 31, 2007.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(continued)

Recent Accounting Pronouncements

In September 2006, the SEC issued SAB No 108, which provides guidance on the process of quantifying financial statement misstatements In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statements errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company's financial statements and the related financial statement disclosures, SAB No, 108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings Management does not expect that the adoption of SAB No. 108 would have a material effect on the Company's financial position or results of operations.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, "Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization The standard also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.

An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006 An employer without publicly traded equity securities is required to recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after June 15, 2007. The adoption of SFAS 158 is not expected to have a material effect on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 "Fair Value Measurements" SFAS No 157 defines fair values, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 25, 2007, and interim periods within those fiscal years. Earlier application is encouraged provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period with that fiscal year. The provisions of this statement should be applied, except in some circumstances where the statement shall be applied retrospectively.  The Company is currently evaluating the impact of adopting SFAS No 157 on its financial position and results of operations.

In July 2006, the FASB issued FASB Interpretation ("FIN') No. 48, "Accounting for Uncertainty in Income Taxes," which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No 48 are effective for fiscal years beginning after December 15, 2006 The Company is currently assessing whether adoption of this Interpretation will have an impact on its financial position and results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets" ("FAS 156"), which amends SFAS No. 140, FAS 156 specifically provides guidance addressing the recognition and measurement of separately recognized servicing assets and liabilities, common with mortgage securitization activities, and provides an approach to simplify efforts to obtain hedge accounting treatment. FAS 156 is effective for all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity's fiscal year that begins after September 15, 2006, with early adoption being permitted. The adoption of SFAS No. 156 did not have a material effect on the Company's financial position or results of operations.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No 133 and 140" SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed The adoption of SFAS No 155 had no impact on the Company's financial position or results of operations.

CHINA HEALTH INDUSTRIES HOLDINGS LIMITED
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
(continued)

Note 4 - COMMON STOCK

The Articles of Incorporation authorized the Company to issue 10,000 shares of common stock with a par value of $0.1280 (HK$ 1.00). Upon formation of the Company, one share of common stock was issued for $0.13 (HK$ 1.00).

On July 30, 2007, 9,999 shares of common stock were issued for $ 1,279 (HK$ 9,999.00).

Note 5 - SUBSEQUENT EVENT

On August 8, 2007, Mr. Sun, Kai and Mr. Ma, BaoSen (collectively the "Trustees"), both of whom are citizens of PRC and totally own a 100% equity ownership interest in Harbin Humankind Biology Technology Co. Limited ("Humankind"), executed Trust and Indemnity Agreements ("Agreements") with China Health, pursuant to which the Trustees assigned to China Health all of the beneficial interest in the Trustee's equity ownership interest in Humankind. The Agreements provided for effective control of Humankind to be transferred to China Health at August 8, 2007.

Through the Agreements described in the preceding paragraph China Health is deemed a 100% beneficial owner of Humankind resulting in Humankind being deemed a subsidiary of China Health under the requirements of Financial Interpretation 46 (Revised) "Consolidation of Variable Interest Entities" issued by the Financial Accounting Standards Board ("FASB"). Accordingly, the China Health's consolidated financial statements will be prepared by including the financial statements of Humankind through August 8, 2007, and subsequently the China Health's consolidated financial statements include the financial statements of Humankind.

Humankind was incorporated in Harbin City, Heilongjiang Province, PRC on December 14, 2003, as a limited liability company under the Company Law of PRC. The Company is engaged in the business of production and distribution of healthcare and beauty products.